Exhibit 99.1
FOR IMMEDIATE RELEASE

February 20, 2014

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year Operating Results

DALLAS, TEXAS, February 20, 2014 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $18.1 million for the quarter ended December 31, 2013. For the year ended December 31, 2013, the Bank reported net income of $87.9 million.

Total assets at December 31, 2013 were $30.2 billion, compared with $31.3 billion at September 30, 2013 and $35.8 billion at December 31, 2012. The $1.1 billion decrease in total assets for the fourth quarter was attributable primarily to a $0.6 billion decline in the Bank's advances and a $0.5 billion decline in its short-term liquidity portfolio. For the year ended December 31, 2013, the $5.6 billion decrease in total assets was largely attributable to declines in the Bank’s short-term liquidity portfolio ($2.8 billion), advances ($2.4 billion) and long-term investment securities portfolio ($0.3 billion).

Advances totaled $16.0 billion at December 31, 2013, compared with $16.6 billion at September 30, 2013 and $18.4 billion at December 31, 2012. The Bank's lending activities generally remained subdued during the year due largely to high deposit levels and weak demand for loans at member institutions.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency mortgage-backed securities (MBS), totaled $5.2 billion at December 31, 2013, September 30, 2013 and December 31, 2012. The unpaid principal balance of the Bank’s investments in non-agency (private-label) residential MBS (RMBS), all of which are classified as held-to-maturity, totaled $211.0 million at December 31, 2013, compared with $220.6 million at September 30, 2013 and $255.6 million at December 31, 2012. The Bank's long-term available-for-sale securities portfolio, which is comprised entirely of U.S. agency and other highly rated debentures, totaled $5.5 billion at both December 31, 2013 and September 30, 2013, compared with $5.8 billion at December 31, 2012. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold, overnight reverse repurchase agreements and U.S. Treasury Bills) totaled $3.3 billion at December 31, 2013, compared with $3.8 billion at September 30, 2013 and $6.1 billion at December 31, 2012.

The Bank's retained earnings increased to $655.5 million at December 31, 2013, from $638.4 million at September 30, 2013 and $571.9 million at December 31, 2012. On December 31, 2013, a dividend of $1.1 million was paid to the Bank's shareholders. Accumulated other comprehensive loss attributable to the non-credit portion of previous other-than-temporary impairment losses on the Bank's non-agency RMBS holdings declined from $35.3 million at September 30, 2013 and $41.4 million at December 31, 2012 to $33.2 million at December 31, 2013. Accumulated other comprehensive income (loss) attributable to net unrealized gains (losses) on the Bank's available-for-sale securities portfolio totaled ($0.9 million), ($2.8 million) and $22.5 million as of December 31, 2013, September 30, 2013 and December 31, 2012, respectively.

Additional selected financial data as of and for the quarter and year ended December 31, 2013 is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2013
(Unaudited, in thousands)

	December 31, 2013	September 30, 2013	December 31, 2012
Selected Statement of Condition Data:

Assets
Investments (1)	$13,130,343	$13,584,875	$16,198,823
Advances	15,978,945	16,634,235	18,394,797
Mortgage loans held for portfolio, net	91,110	96,263	121,478
Cash and other assets	1,021,426	1,004,451	1,040,231
Total assets	$30,221,824	$31,319,824	$35,755,329

Liabilities
Consolidated obligations
Discount notes	$5,984,530	$6,513,829	$6,984,378
Bonds	21,486,712	22,041,996	25,697,936
Total consolidated obligations	27,471,242	28,555,825	32,682,314
Mandatorily redeemable capital stock	3,065	30,086	4,504
Other liabilities	1,001,013	992,993	1,297,877
Total liabilities	28,475,320	29,578,904	33,984,695
Capital
Capital stock — putable	1,123,675	1,140,171	1,216,986
Retained earnings	655,470	638,406	571,893
Total accumulated other comprehensive income (loss)	(32,641)	(37,657)	(18,245)
Total capital	1,746,504	1,740,920	1,770,634
Total liabilities and capital	$30,221,824	$31,319,824	$35,755,329

Total regulatory capital (2)	$1,782,210	$1,808,663	$1,793,383

	For the Quarter Ended	For the Year Ended
	December 31, 2013	December 31, 2013

Selected Statement of Income Data:

Net interest income	$34,183	$147,857
Other income	4,421	20,692
Other expense	18,451	70,913
AHP assessment	2,016	9,766
Net income	$18,137	$87,870

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of December 31, 2013, September 30, 2013 and December 31, 2012, total regulatory capital represented 5.90 percent, 5.77 percent and 5.02 percent, respectively, of total assets as of those dates.
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